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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  MAY 30, 1997
                       (Date of earliest event reported).




                       KIDDIE ACADEMY INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)




         DELAWARE                  1-14052                    52-1938283
(State of Incorporation)   (Commission File Number)     (IRS Employer I.D. No.)

                     108 WHEEL ROAD, BEL AIR, MARYLAND 21015
                    (Address of principal executive offices)

                   Registrant's telephone number: 410-515-0788





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ITEM 1.           CHANGES IN CONTROL OF REGISTRANT


         (a) On May 22 and 23, 1997, George L. Miller and Pauline J. Miller, as joint tenants, executed orders to purchase 90,000 additional shares of common stock, $0.01 par value per share (the "Shares"), of Kiddie Academy International, Inc. (the "Registrant"). On May 30, 1997, George and Pauline Miller became holders of record of the additional Shares they purchased on May 22 and 23 and became, together with their son, Michael J. Miller, the holders of a majority of the issued and outstanding Shares of the Registrant (the Millers are collectively referred to as the "Miller Group"). The Miller Group previously acquired 925,000 of the Shares in connection with the initial public offering of the Registrant on or about December 12, 1995. Additionally, George L. Miller previously purchased 2,000 Shares on January 17, 1996. The Miller Group now owns beneficially 1,017,000 Shares in the aggregate or 50.2% of the issued and outstanding Shares.

                                    Specifically, on May 22, 1997, George L.
                  Miller and Pauline J. Miller, as joint tenants, purchased 10,000 Shares at $0.26 per Share; and, on May 23, 1997, they purchased the following Shares at the following prices: (i) 2,500 Shares at $0.53 per Share; (ii) 2,500 Shares at $0.75 per Share; (iii) 20,000 Shares at $.99 per Share; (iv) 5,000 Shares at $1.00 per Share; (v) 15,000 Shares at $1.00 per Share; (vi) 5,000 Shares at $1.00 per Share; and (vii) 30,000 Shares at $1.20 per Share. All purchases were unsolicited O.T.C. broker trades executed through Merrill Lynch, Pierce, Fenner & Smith, Inc.

                                    The funds used by George and Pauline Miller,
                  as joint tenants, to purchase the additional 90,000 Shares of the Registrant were obtained from various sources, including personal funds, borrowing certain funds from Michael J. Miller, and drawing down on a personal line of credit from a bank. The total amount of funds, including commissions, used in making the purchases to date is $90,943.99.

                                    Specifically, on May 22, 1997, Michael J.
                  Miller loaned George and Pauline Miller $15,000 of his personal funds to be used by his parents to purchase Shares. On May 27, 1997, Michael J. Miller loaned an additional $20,000 to George and Pauline Miller, which Michael J. Miller borrowed from The Sparks State Bank (the "Bank") by drawing down from a pre-existing personal line of credit with the Bank. The parties' oral understanding as to the loans from Michael J. Miller to his parents is that they are payable on demand at an interest rate equal to the applicable federal rate. Also, on May 22, 1997, George L. Miller borrowed $30,000 from the Bank by writing a check from his pre-existing


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                  personal line of credit with the Bank. The terms of these
                  lines of credit from the Bank to members of the Miller Group were set forth as Exhibits 3 and 4 to Schedule 13D filed by the Miller Group on June 2, 1997, the terms of which are incorporated herein by reference. The balance of the funds used by George and Pauline Miller, as joint tenants, were derived from their personal funds.

                                    A change in control of the Registrant
                  occurred on May 30, 1997, when the Miller Group executed a written consent to shareholder action, as permitted under
                  Section 228 of the Delaware General Corporation Law, and delivered it to the principal place of business of the Registrant. By virtue of the written consent, the majority shareholders amended the bylaws to, among other things, increase the number of directors from six to nine. The majority shareholders also elected (i) Pauline J. Miller, (ii) Gary Miller, personal accountant to the Millers and Penguin Properties, a company owned by members of the Miller Group, and (iii) Diane Amato, Executive Vice President of Registrant, to fill the three newly created vacancies. Gary Miller is not related to any member of the Miller Group. The majority shareholders also removed Angelo D. Bizzarro and Carl Meil, Jr., as directors of Registrant. Subject to the approval of Barington Capital Group, L.P., the underwriter of the Registrant's initial public offering (the "Underwriter") and pursuant to the Registrant's agreement with the Underwriter, the shareholders recommended Lawrence V. Fila and Glenn Brainer to the Underwriter to replace the removed directors.

                                    On May 31, 1997, at a special meeting, the
                  newly seated board of directors of the Registrant voted to place the Registrant's Chief Executive Officer, Angelo D. Bizzarro, on administrative leave. In Mr. Bizzarro's absence, Michael J. Miller, the President, has assumed control of the Registrant's day to day operations, pursuant to the Registrant's bylaws.

                                    On June 2, 1997, two existing directors,
                  Julian R. Siegel and James Mitarotonda, resigned.


         (b) The Registrant is not aware of any arrangements the operation of which may at a subsequent date result in another change of control of Registrant.




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ITEM 7.           EXHIBITS

                  99 - Press Release


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of Registrant and in the capacities and on the date indicated.

Date: June 10, 1997

                                       KIDDIE ACADEMY INTERNATIONAL, INC.



                                       By: /S/  MICHAEL J. MILLER, PRESIDENT
                                          -----------------------------------
                                           Michael J. Miller, President